Free Writing Prospectus

Dated October 17, 2017

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-08

**PRICING DETAILS** $1.28B CarMax (CARMX) 2017-4

JOINT BOOKRUNNERS	: Credit Suisse (str), Barclays, Wells Fargo
CO-MANAGERS	: Mizuho, MUFG, Scotia, SMBC

CLS	$AMT(MM)	WAL	S&P/FITCH	P.WIN	L.FNL	BNCH SPRD	YLD %	CPN%	$ PRICE
A1	258.000	0.29	A-1+/F1+	1-7	11/18		1.350		100-00
A2A	343.400	1.20	AAA/AAA	7-23	04/21	EDSF + 13	1.813	1.80	99.99266
A2B	100.000	1.20	AAA/AAA	7-23	04/21	1mL + 13			100-00
A3	378.000	2.61	AAA/AAA	23-42	10/22	IntS + 25	2.122	2.11	99.99324
A4	112.280	3.77	AAA/AAA	42-48	05/23	IntS + 38	2.343	2.33	99.99412
B	34.560	3.97	AA/AA	48-48	08/23	IntS + 50	2.475	2.46	99.99122
C	31.360	3.97	A/A	48-48	10/23	IntS + 75	2.725	2.70	99.96373
D	22.400	3.97	BBB/BBB	48-48	05/24	IntS + 135	3.325	3.30	99.99191

* Expected Pricing	: Priced	* Format	: Public/SEC-REG
* Expected Settle	: 10/25/17	* ERISA Eligible	: Yes
* First Payment	: 11/15/17	* Pxg Speed	: 1.30% ABS to 10% Call
* Expected Ratings	: S&P/Fitch	* BBERG Ticker	: CARMX 2017-4
* Bill & Deliver	: Credit Suisse	* Min Denoms	: $5k x $1k

* Intexnet	: csfcarmax_2017-4_upsize	* Passcode	: 764J
* Roadshow	: www.dealroadshow.com	* Passcode	: 174CARMAX

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.